EXHIBIT 99.1
News
For Immediate Release October 2, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. COMPLETES ACQUISITION OF TURKISH REFRACTORIES COMPANY
----------

NEW YORK, October 2—Minteq International Inc., a wholly owned subsidiary of Minerals Technologies Inc., today completed the acquisition of ASMAS, an Istanbul-based Turkish producer of refractories.

      The purchase price was approximately $30 million, with up to $5 million of additional consideration to be paid through 2009 based upon performance criteria through 2008. The company will operate in Turkey as ASMAS, a part of the Minteq family of companies, and key ASMAS management will be retained.

      Both Minteq International and ASMAS are producers of monolithic refractories, which are used primarily by the steel industry to protect the interior of steel-making vessels and molten-metal handling equipment from extremely high temperatures.

      ASMAS reported net sales of $20 million in 2005. The refractories segment of Minerals Technologies Inc. reported sales in 2005 of $328 million.

      "ASMAS has achieved rapid growth over the last four years and in addition to fitting well with our own refractories business, will provide an excellent platform for future growth," said Paul R. Saueracker, chairman, president and chief executive officer of Minerals Technologies. "We expect the acquisition will be accretive to earnings per share in 2007."

      Alain F. Bouruet-Aubertot, senior vice president and managing director of Minteq International Inc., said: "The acquisition of ASMAS offers an attractive option for Minteq to increase its ability to service the steel industries in Eastern Europe and the Middle East and is fully consistent with Minteq's strategy of direct investment into regions where the steel industry is expanding."

      Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales on $995.8 million in 2005.

####
----------

This press release contains some forward-looking statements, which describe or are based on the company's current expectations. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2005 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

----------
For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com